Exhibit C

Money Pool Rule 24
Transaction Report
Loan Agreements with ETR

Company	Trans. Date	Transaction	Balance
ESI	3/25/03	$25,000,000	$25,000,000
ESI	3/31/03	($25,000,000)	$0
SFI	3/25/03	$25,000,000	$25,000,000
SFI	3/31/03	($25,000,000)	$0